Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 24, 2024 with respect to the consolidated financial statements included in the Annual Report of Mama’s Creations, Inc. on Form 10-K for the year ended January 31, 2024.. We consent to the incorporation by reference of said report in the Registration Statements of Mama’s Creations, Inc. on Forms S-8 (No. 333-270476 and No. 333-286560) and Forms S-3 (No. 333-272398, No. 333-275206 and No. 333-291849).

/s/Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey
April 14, 2026